PRESS RELEASE

Date:	April 28, 2011

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	David W. Heeter
(765) 747-2880

MutualFirst Financial Holds Annual Meeting

Muncie, Indiana – April 28, 2011 – MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company for MutualBank, held its twelfth annual meeting of stockholders at the Bank’s headquarters on April 27, 2011.  It was the 121st annual meeting for MutualBank.

The company acted on two items of business during the annual meeting.  The first order of business was to elect James R. Schrecongost for a term of two years which will expire in 2013 and to re-elect Linn A. Crull, Wilbur R. Davis, Jonathan E. Kintner and Charles J. Viater for a term of three years to expire in 2014.  The second order of business was the approval of an advisory (nonbinding) resolution to approve executive compensation as disclosed in the Proxy Statement.

President and CEO David W. Heeter reported to shareholders that “although 2010 was much better in some ways than 2009, we still continue to face an environment that is unpredictable and challenging to navigate.”   Heeter commented “We are so appreciative of the confidence our shareholders and customers have in MutualBank.”

MutualFirst’s wholly owned subsidiary, MutualBank, ended 2010 with assets of over $1.4 billion.

The following Directors were elected:
Linn A. Crull.  Mr. Crull is a Certified Public Accountant and has been a member and managing partner of the accounting firm of Whitinger & Company, LLC, Muncie, Indiana, since 1979.  Mr. Crull has over 30 years of experience in public accounting, including conducting audits and preparing financial statements, and his knowledge of generally accepted accounting principles bring important technical expertise to the Board and was critical to his selection for service on the Board and the Audit/Compliance Committee.  His years of providing business consulting services to a broad range of companies has provided him with knowledge of compensation issues that aids the Board and the Compensation Committee.  His skills and experience as a member of a financial advisory firm provides insight into various investment vehicles that supports the Board and the Trust Committee.

Wilbur R. Davis.  Since 2003, Mr. Davis has been the Chairman of Ontario Systems, LLC, a computer software company located in Muncie, Indiana, which he co-founded in 1980.  Mr. Davis also served as President of Ontario Systems, LLC, from 1980 until July, 2008.  He is the Chairman of the Board of Directors of the Bank.  Mr. Davis brings management expertise, as well as information technology knowledge to the Board.  His participation in our local business community for 30 years brings a knowledge of the local economy and business opportunities for the Bank.

Jonathan E. Kintner, O.D.  Dr. Kintner served as the managing partner of a private group optometry practice in Mishawaka, Indiana for 41 years before his retirement in 2009.  He had served as a director of MFB Corp. and its banking subsidiary for 31 years prior to their acquisition by the Company in 2008.  Dr. Kintner had chaired the Directors Trust Committee of MFB Corp. prior to the acquisition in 2008.  Since the acquisition, he has served as chairman of the Trust Committee that oversees the Bank’s trust business.  He also brings general business knowledge from his optometry practice to the Board.

James R. Schrecongost.  Mr. Schrecongost is a retired bank executive with over 40 years of financial institution management experience.  Since retiring in 2001, he has served as chairman and a director of the wealth management subsidiary of Old National Bancorp in Indiana until 2010.  Old National Bancorp is a public company with securities registered with the Securities and Exchange Commission.  Mr. Schrecongost was the vice chairman, president and chief executive officer of ANB Corporation, which owned and managed three banks and a trust company in Indiana before it was acquired by Old National Bancorp in 2000.  Mr. Schrecongost’s extensive experience in the banking and trust company business and management, financial and analytical skills and knowledge of our market area are important to his service on the Board.

Charles J. Viater.  Mr. Viater has served as Senior Vice President of the Company and Regional President of the Bank since July 2008.  He had served as president, chief executive officer and a director of MFB Corp. and its banking subsidiary for 13 years prior to their acquisition by the Company in 2008.  Prior to its acquisition by the Company, MFB Corp. had $500 million in assets and was operated under the leadership of Mr. Viater.  Mr. Viater’s over 30-year background in bank operations and knowledge of the local communities we now serve after the MFB Corp. acquisition are important to the Board.  He has training as a CPA.

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-two full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana.  MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan.  MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services.  The company’s stock is traded on the NASDAQ National Market under the symbol “MFSF” and can be found on the internet at www.bankwithmutual.com

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Press Release